Exhibit 10(p)
ADVISORY BOARD CONSULTING AGREEMENT
This Advisory Board Consulting Agreement (“Agreement”) is made and entered into on October 31, 2022 (“Effective Date”), by and between Becton, Dickinson and Company, a New Jersey corporation with an address at One Becton Drive, Franklin Lakes, NJ 07417 (“BD”), and Claire M. Fraser, with an address of [***] (“Consultant”) (each of BD and Consultant being a “party” and collectively, the “parties”).
WHEREAS, BD has formed a Scientific Advisory Board (the “SAB”) to advise BD on matters relating to new and potentially disruptive technologies, trends and breakthrough innovation, guidance on changes in healthcare practice and delivery, identification and sourcing of new technologies that align with BD’s growth strategy, supporting BD’s culture of innovation and evaluating and advising on BD’s innovation portfolio and roadmap to drive innovation investment and revenue growth and related matters (collectively, the “Field”); and
WHEREAS, BD wishes to have the benefit of the Consultant’s knowledge and experience by having Consultant serve, and Consultant wishes to serve, on the SAB in accordance with the terms and conditions set forth herein;
NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:
1.SERVICES TO BE PERFORMED
1.1BD hereby agrees to retain the Consultant as a consultant, and the Consultant shall serve the Company as a consultant and a member of the SAB, upon the terms and conditions set forth herein. As a member of the SAB, Consultant shall provide BD her advice and perspective relating to the Field and shall serve as co-chair of the SAB (the “Services”). It is understood that as a member of the SAB, members of the SAB, including the Consultant, have no decision-making or voting authority with respect to any matters considered by the SAB, and that any recommendations made by the SAB or the Consultant are subject to the review, consideration and final approval of BD management or the BD board of directors, as appropriate.
1.2It is expected that the SAB will meet on a quarterly basis and Consultant shall use her reasonable efforts to participate in each SAB meeting, either in person or by means of remote communication. Consultant shall also make herself available to consult with BD outside of SAB meetings as reasonably requested by BD. Consultant’s point of contact at BD shall be Elizabeth McCombs.
1.3Notwithstanding anything else in this Agreement to the contrary, the parties agree that the Consultant shall not be required to provide more than eight (8) hours of Services per week, or provide more than twenty-five (25) hours of Services per month.
1.4Consultant represents and warrants that Consultant is under no obligation to any third party that would interfere with Consultant rendering to BD the Services as herein defined or which would be inconsistent with any of Consultant’s representations or obligations under this Agreement.
1.5Consultant represents and warrants that Consultant has not been ineligible and is not currently excluded, debarred, or otherwise ineligible to participate or under investigation related to federal health care programs as defined in 42 U.S.C. § 1320a-7b(f) (“Federal Health Care Programs”) or generally from federal procurement and non-procurement programs, and does not appear on any list of prohibited persons maintained by the United States or other applicable government or Government Authority (“Prohibited Lists”), including the list of

“Specially Designated Nationals and Other Blocked Persons” maintained by the U.S. Department of Treasury, and the “Denied Persons List” maintained by the U.S. Bureau of Industry & Security.
2.PAYMENT FOR SERVICES
2.1In consideration for Consultant providing the Services described above in accordance with the terms of this Agreement, BD shall pay Consultant a fee (the “Consulting Fee”) at a rate of nine thousand five hundred dollars ($9,500) per year, payable in quarterly installments, with the first installment being paid on or about October 31, 2022.
2.2BD shall reimburse Consultant for Consultant’s reasonable travel, lodging, meal and other out-of-pocket expenses incurred in connection with her performance of the Services. Consultant shall provide BD with appropriate invoices or other evidence of such expenses.
2.3Consultant acknowledges and agrees that the compensation payable hereunder represents BD’s full and complete obligation for any and all Services to be rendered by Consultant under this Agreement.
3,    TERM
3.1    Subject to the terms and conditions hereof, the term of the Consultant’s consulting arrangement and service on the SAB shall commence on the Effective Date and shall continue through September 30, 2023, subject to earlier termination as provided herein. This Agreement may be renewed by mutual consent of both parties.
3.2    Either party may terminate this Agreement with or without cause prior to its termination date upon notice to the other party. In the event of an early termination of this Agreement, the Consultant shall be entitled to payment for services performed prior to the effective date of termination.
3.3    Sections 4, 5, 6 and 7 of this Agreement shall survive any termination of this Agreement.
4CONFIDENTIAL INFORMATION
4.1    “Confidential Information” shall mean and include, any confidential and proprietary information relating to BD, including without limitation, the business, technology, products, processes of BD or its vendors or customers.
4.2    Confidential Information may be written, documentary, recorded, or otherwise fixed in a tangible medium, electronically, orally or visually, and includes Confidential Information disclosed by BD to Consultant or acquired by Consultant directly or indirectly from BD.
4.3    Consultant agrees to maintain the Confidential Information in strict secrecy and confidence, to not disclose Confidential Information to a third party other than other members of the SAB, and to use Confidential Information only for purpose of providing the Services.
4,4    The obligations of Consultant set forth in Section 3 shall not apply to any information that:
(a)    was known by Consultant at or prior to the Effective Date, except to the extent unlawfully appropriated by Consultant, such prior knowledge being evidenced by contemporaneous written evidence of same; or
(b)    is or becomes generally known in the trade or business pertaining to such information or otherwise becomes publicly known at or after the time of disclosure by BD, through no wrongful act of Consultant;

(c)    is received by Consultant from a third party, prior to the Effective Date and without restriction; or
(d)    is developed by Consultant independent of any Confidential Information, as evidenced by contemporaneous written evidence of the same.
4.5    Confidential Information may be disclosed, without breaching this Agreement, to the extent such Confidential Information is required to be disclosed by a court or judicial or governmental authority of competent jurisdiction, or by any applicable law, rule or regulation, and in such event, only after Consultant provides prompt written notice to BD so as to enable BD to resist any such required disclosure and/or to obtain suitable protection regarding such required disclosure.
4.6    All Confidential Information disclosed by BD shall be deemed and shall remain the sole and exclusive property of BD. All tangible Confidential Information, including all copies and samples, shall promptly be destroyed or returned to BD upon written request from BD.
4.7    Other than information relating to the Services provided by Consultant to BD, which shall be deemed BD Confidential Information, BD personnel are not authorized to receive Consultant’s information in confidence. All other communications from Consultant to BD, except for BD Confidential Information, are considered to be made on a non-confidential basis.
4.9    Nothing contained herein shall be construed, either expressly or implicitly, to grant to Consultant any right or license under any patent, copyright, trademark, trade secret or other proprietary right now or hereinafter owned or controlled by BD.
5.    DISCLOSURE AND ASSIGNMENT OF INTELLECTUAL PROPERTY
5.1    All patentable and unpatentable inventions, discoveries, improvements, design rights, works of authorship, copyrights, trade secrets, know-how and any equivalents thereof (“Intellectual Property”) conceived, made, or developed by Consultant during or in connection with activities under this Agreement, or which arise out of Confidential Information of BD provided to and/or otherwise acquired by Consultant pursuant to this Agreement, shall be the sole and exclusive property of BD without further compensation to Consultant. In addition, Consultant shall execute and deliver to BD all descriptions, applications, assignments and other documents and instruments necessary or proper to carry out the provisions of this Agreement, without further compensation, and Consultant shall cooperate with and assist BD or its nominees in all reasonable ways and at all reasonable times to aid BD in obtaining, maintaining, defending and enforcing all Intellectual Property in the United States and elsewhere. Such Intellectual Property shall be deemed Confidential Information for purposes of this Agreement.
5.2    Consultant shall and does hereby irrevocably grant and assign to BD the entire assignable right, title and interest, without further compensation, in and to any and all of the Intellectual Property referred to in Section 5.1 above, together with: (a) the right to apply for patents and/or copyright registrations thereon in any and all countries of the world; and (b) the entire right, title and interest in and to any and all applications for patents and copyright registrations which may be prepared or filed thereon at BD’s discretion and expense, and in and to any and all of the eventuating patents and copyright registrations.
5.3    Nothing contained herein shall be construed to grant to Consultant any rights to BD technology or any license under any BD patent, copyright or trademark now or hereinafter in existence except for the limited purposes set forth herein. BD shall be free to use all information that Consultant conveys or otherwise discloses to it without any further obligation to Consultant.
6.    INDEMNIFICATION

6.1    BD agrees to indemnify, defend and hold harmless Consultant from any and all damages, liabilities or expenses (including without limitation, attorneys' fees and any expenses incurred in establishing a right to indemnification hereunder) that the Consultant may incur arising from any claim, action, suit or proceeding relating to the performance of the Services under this Agreement, except to the extent they result from the bad faith of the Consultant.
7.    RELATIONSHIP OF PARTIES
7.1    This Agreement does not create an employer-employee relationship between BD and Consultant. Consultant shall not hold himself out as an agent or representative of BD. Consultant agrees that all services herein shall be rendered as an independent contractor, and Consultant shall have no authority to negotiate or execute agreements on behalf of BD or otherwise bind or obligate BD in any manner. In addition, Consultant shall not be eligible to participate in any employee benefit program of BD. Nothing contained in this Agreement is intended to create, or shall be construed as creating, any type of fiduciary relationship between Consultant and BD, except that Consultant shall be bound by the confidentiality obligations set forth herein.
8.    MISCELLANEOUS
8.1    All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail to the address set forth above or sent by electronic mail to the address provided by the other party.
8,2    This Agreement may not be assigned by Consultant without the written consent of BD.
8.3    Consultant agrees and understands that in order to comply with applicable law or BD policies and processes, BD may disclose the existence of this Agreement and any payments made hereunder.
8.4    This Agreement shall be binding upon and inure to the benefit of the successors and assigns of BD and shall be binding upon and inure to the benefit of the successors and assigns of Consultant.
8.5    The failure or delay of either party to enforce at any time any provision of this Agreement shall not constitute a waiver of such party's right thereafter to enforce each and every provision of this Agreement.
8.6    This Agreement is to be governed by and construed in accordance with New Jersey law, without giving effect to the principles of conflict of laws.
8.7    Singular terms shall be construed as plural, and vice versa, where the context requires, and the headings or titles of the Sections or Subsections of this Agreement are for convenience only and shall not be used as an aid in construction of any provision hereof.
8.8    If any provision of this Agreement is declared void or unenforceable by a court of competent jurisdiction, such provision will be severed from this Agreement, and the balance of the Agreement will remain in full force and effect.
8.9    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

CONSULTANT		BECTON, DICKINSON AND COMPANY
By:	/s/ Claire M. Fraser	By: /s/ Joseph M. Smith, MD, PhD
Name: Claire M. Fraser		Name: Joseph M. Smith, MD, PhD
Title: Chief Scientific Officer